EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        SAVVIS COMMUNICATIONS CORPORATION

                                     * * * *


SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation, by unanimous written consent dated March 13, 2002, adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation, as amended, of SAVVIS Communications Corporation:

         RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of SAVVIS Communications Corporation be amended by deleting Article
4.1 in its entirety and substituting therefor the following so that, as amended, said Article shall be and read as follows:

         "The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 950,000,000, of which 900,000,000 of such shares shall be common stock, all of one class, having a par value of $.01 per share ("Common Stock"), and 50,000,000 of such shares shall be preferred stock, having a par value of $.01 per share ("Preferred Stock")."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
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          IN WITNESS WHEREOF, SAVVIS COMMUNICATIONS CORPORATION has caused this
Certificate to be signed by David J. Frear, its Executive Vice President and Chief Financial Officer, who hereby acknowledges under penalties of perjury that the facts herein stated are true and that this Certificate is his act and deed, this 16th day of July, 2002.


                                              SAVVIS COMMUNICATIONS CORPORATION,
                                              a Delaware corporation


                                              By: /s/ David J. Frear


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